EXHIBIT 5.1

May 7, 2026
Claritev Corporation
7900 Tysons One Place, Suite 400
McLean, Virginia 22102
Re:    Claritev Corporation
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to Claritev Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”), being filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 2,375,000 shares (the “Shares”) of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), which may be issued pursuant to the Company’s 2020 Omnibus Incentive Plan, as amended (the “Plan”).
In connection herewith, we have examined:
(1)    the Registration Statement;
(2)    the Plan;
(3)    the Second Amended and Restated Certificate of Incorporation of the Company, as amended; and
(4)    the Amended and Restated Bylaws of the Company.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the SEC on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.
In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such

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documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and upon issuance and delivery of the Shares upon payment therefor, in accordance with the terms of the Plan, and any relevant agreements thereunder, the Shares will be validly issued, fully paid and non-assessable.
In rendering the opinion stated herein, we have also assumed that: (a) if issued in physical form, the certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Class A Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (b) the issuance of the Shares will be properly recorded in the books and records of the Company; (c) each award agreement under which options, restricted stock, restricted stock units, stock appreciation rights, incentive awards and/or other equity-based awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto, and (d) the consideration received by the Company for each of the Shares delivered pursuant to the Plan shall not be less than the per share par value of the Shares.
This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws and we express no opinion as to such securities or “blue sky” laws or as to federal law, including the federal securities laws. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the SEC. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with such agencies of such jurisdictions as you deem necessary in the course of complying with the laws of such jurisdictions regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Bryan Cave Leighton Paisner LLP